Exhibit 99.2

Earnings Conference Call July 27, 2010

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE

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EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the second quarter of 2010. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Revenues for Q2 were $ 24.7 million, an increase of approximately 1% compared to 2nd quarter 2009. Q2 2010 was our 30th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was 70% of revenue and our operating income was 6% of revenue. Our business mix between banking, which provides higher volume/lower margin, and non-banking, which provides lower volume/higher margin, resulted in continuing healthy gross margin of 70% for the first six months of 2010.

During the quarter, we sold an additional 480 new accounts, including 56 new banks, and 424 new enterprise and application security customers. This compares to the second quarter a year ago in which we sold 350 new

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accounts, including 44 banks and 306 enterprise security customers. We now have almost 10,000 customers, including approximately 1,500 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the second quarter of 2010, our cash and our working capital remained relatively constant as compared with our balances at the end of the first quarter. At June 30, 2010 our net cash balance was approximately $76 million and we had approximately $84 million of working capital. This strong cash balance gives us the flexibility to invest in our growth now that the economy seems to be improving.

Over the past several quarters, we have seen a number of positive trends in our business:

1.	VASCO’s non-banking business is growing steadily. For the first two quarters of 2010, our enterprise security business grew 6% compared to the first two quarters of 2009. Non-banking revenue was 33% in Q2 and 30% for the first six months of 2010. This compares to 32% in Q2 a year ago and 29% for the first six months of 2009.

2.	Although our banking business is recovering more slowly than anticipated, the longer term still looks bright and visibility is

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improving. The RFP’s that we have described to you in past calls are, indeed, materializing into firm orders. Our order intake was up significantly in Q2. This is contributing to a growing backlog which will give us the visibility that we have been missing for a while. We do believe the banking market is recovering and will lead us to strong growth in 2011.

3.	The competitive landscape has changed dramatically. Some of our historic competitors have been acquired by private equity firms or larger corporations. Others have shifted their attention to activities outside of VASCO’s traditional markets. This is bringing growing business opportunities for VASCO, particularly in the Enterprise Security market.

4.	Our improved product range, including the IDENTIKEY server, allows us to approach markets, prospects and applications that were previously out of our reach. We have realized many competitive wins and replacements with our new product portfolio.

5.	Our DIGIPASS as a Service strategy looks very promising. We believe that our services offering will prove to be an important additional source of revenue and income in the longer term.

Historically, VASCO is not a company that likes to hype. We have always tried to under-promise and over-deliver. We are doing our very best to continue that tradition. Although we expect the recovery of our

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traditional banking market will happen, results might continue to be lumpy in the short term. This is driven not only by the timing of our customers’ purchasing decisions, but also by manufacturing challenges such as scarcity of parts due to a general ramp up by the recovering electronics industry.

We continue to believe that VASCO’s long term future is looking very positive, despite the short term situation. Be patient, we will deliver.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and Gentlemen,

As Ken noted, Q2 2010 was VASCO’s 30th profitable quarter. Despite the impact of the slow recovery of the banking market, our continued success is due to the hard work and effort of VASCO’s employees.

In an environment that is still difficult, with slowly improving short term visibility, we are seeing several encouraging signs.

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In our traditional stronghold, the financial sector, we see that the number of RFP’s and orders is growing worldwide. However, the short term growth in the EMEA region is slower than we anticipated. Nevertheless, we expect that the bulk of new volume purchase agreements and large orders in the financial sector will come from EMEA. These RFP’s are coming from both existing customers and new prospects.

Enterprise security is enjoying solid global growth. Our growing and mature partner network is a tremendous asset in the growing success of Enterprise Security.

Also in “non-traditional” b-to-c and b-to-b applications, VASCO is investing and preparing for future growth.

We are also investing in our recently announced DIGIPASS as a Service business model. Currently, we are targeting various leading Application Service Providers (ASP’s) to make their enterprise products DIGIPASS-ready. We believe that DIGIPASS as a Service will be instrumental in VASCO’s future success.

Thanks to this positive business mix, we are able to maintain our gross margin at a solid 70%.

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With regards to the products, a lot of work has been done during Q2. We have invested strongly in the DIGIPASS as a Service back-end platform.

In addition, we have made our server offerings more robust, allowing us to compete in areas where we weren’t able to compete before. As Ken already mentioned, this is bringing us new, competitive business wins previously out of our reach. We also continue to invest in our wide variety of hard-and software DIGIPASS family of client authenticators. We believe that we have the strongest product family in the world.

People are VASCO’s most important asset. We continue our investment in new hires, particularly in sales and R&D. Additional bandwidth is needed for the further development of our DIGIPASS as a Service offering and for our growing success in our traditional business.

As a conclusion, ladies and gentlemen, we believe the recovery of our business is happening. We see new deals, new RFP’s, and new volume purchase agreements. However, what we can’t control is the exact timing of when this recovery will be demonstrated by a return to more aggressive growth. Our best projection is sometime in Q4 or early 2011. As I described earlier, the mission we have right now is to combine short term and long term objectives. As a profitable, debt free company we are able to invest in our long term growth without hurting the business. We continue to be positive about VASCO’s future success.

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Thank you.

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the second quarter of 2010 were $24.7 million, an increase of $284 thousand or 1% from the second quarter of 2009. For the first six months, revenues were $48.7 million, an increase of $1.0 million or 2% from the comparable period in 2009.

The increase in revenue for the second quarter and first six months was primarily related to an increase in revenues from the enterprise and application security market. Revenues from the enterprise and application security market increased 6% for both the second quarter and first six months of 2010, respectively, when compared to the same periods in 2009. Revenues from the banking market decreased 1% for the second quarter and increased 1% for the first six months of 2010 when compared to the same periods in 2009.

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It should also be noted that the comparison of revenues was impacted by changes in the exchange rates of the Euro and Australian dollar to the US dollar. We estimate that revenues in the second quarter were $365 thousand lower for the second quarter and $459 thousand higher for the first six months of 2010 than they would have been had the exchange rates in 2010 been the same as in 2009.

The percentage of total revenue coming from the Enterprise and application security market has increased by one percentage point for both the second quarter and first six months of 2010 when compared to 2009. Revenues from the enterprise and application security market were 33% of total revenue for the second quarter and 30% of total revenue for the first six months of 2010.

With the weakness in the European markets, the percentage of revenue coming from the Europe has declined in 2010 compared to the same periods in 2009. The geographic distribution of our revenue in the second quarter was approximately 66% from Europe, 11% from the U.S., 10% from Asia and the remaining 13% from other countries. For the second quarter 2009, approximately 70% of our revenue was from Europe, 6% from the U.S., 9% from Asia and the remaining 15% was from other countries. The distribution of revenue for the six months ended June 30 of each 2010 and 2009 were each similar to the percentage of revenues for the second quarter of each year.

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Gross profit as a percentage of revenue for both the second quarter and first six months of 2010 was approximately 70%. In 2009, gross profit as a percentage of revenue was 68% in the second quarter and 70% for the six months ended June 30th.

The increase in gross profit as a percentage of revenue for the second quarter of 2010 compared to 2009 primarily reflects a favorable change in the mix of products sold and the benefit of our enterprise and application security revenues increasing as a percentage of total revenue.

The mix of products sold in the second quarter and first six months of 2010 reflected an increase in non-hardware revenue as a percentage of total revenue and a decrease in card readers sold as a percentage of total revenue when compared to the same periods in 2009.

Our non-hardware revenues were 27% and 26% of total revenue for the quarter and first six months of 2010, respectively and compares to 24% and 22% of total revenue for the quarter and first six months of 2009.

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Revenues from card readers were 13% and 14% of our revenue for the second quarter and first six months of 2010, respectively, compared to 22% and 18%, respectively for the comparable periods in 2009. As noted on previous calls, our card reader product line has lower margins due to competitive pricing pressures.

Operating expenses for the second quarter of 2010 were $15.9 million, an increase of $500 thousand or 3% from the second quarter of 2009. Operating expenses for the first six months of 2010 were $31.8 million, an increase of $4.5 million or 16% from the same period in 2009.

Operating expenses for the second quarter and first six months of 2010 included $626 thousand and $1.2 million, respectively, of expense related to stock-based incentive plans. Operating expenses related to stock-based incentive plans for 2010 were $200 thousand and $2.4 million higher than the comparable periods in 2009. For the first six months of 2009, operating expenses reflected a benefit of $2.0 million related to the reversal of accruals for long-term, performance-based, incentive awards, where it was determined that the targeted performance would not be achieved.

It should also be noted that the comparison of operating expenses in the second quarter of 2010 to 2009 was positively impacted by the stronger

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U.S. dollar in 2010. We estimate that expenses were $332 thousand lower than they would have been had the exchange rates in 2010 been the same as in 2009. For the six months ended June 30 th, operating expenses were negatively impact by a weaker U.S. dollar, which increased operating expense by $488 thousand.

For the second quarter, including the benefit of currency, operating expenses decreased $306 thousand, or 4% in sales and marketing, increased $310 thousand or 10% in research and development, and increased by $498 thousand or 12% in general and administrative when compared to the second quarter in 2009. The decrease in the sales and marketing expense primarily reflected the benefit of the change in exchange rates. The increase in research and development expense primarily reflected increased compensation expenses and increased purchased services. The increase in the general and administrative expense primarily reflected higher professional fees, purchased services and recruiting expenses.

For the first six months of 2010, including the aforementioned negative impact of the change in currency rates, operating expenses increased by $564 thousand, or 4% in sales and marketing, $1.1 million or 21% in research and development, and $2.8 million or 42% in general and administrative when compared to the same period in 2009. In addition to

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the reasons noted for the changes in the second quarter, the increases in expense reflected the benefit from the reduction in stock-based incentive plan compensation expense recorded in the first six months of 2009, as previously mentioned, and an increase in our provision for uncollectible accounts receivable.

Operating income for the second quarter of 2010 was $1.6 million, an increase of $224 thousand or 17% from the $1.4 million reported in the second quarter of 2009. For the first six months, operating income was $2.3 million in 2010, a decrease of $3.8 million or 62% from the $6.1 million reported in 2009

Operating income as a percent of revenue, or operating margin, was 6% for the second quarter and 5% for the first six months of 2010. In 2009, our operating margins were 6% for the quarter and 13% for the first six months.

The Company reported income tax expense of $696 thousand for the second quarter and $978 thousand for the first six months of 2010. The effective tax rate was 39% for the second quarter and 37% for the first six months of 2010.

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For 2009, the Company reported income tax expense of $681 thousand for the second quarter and $1.8 million for the first six months. The effective tax rate reported in 2009 was 25% for both the second quarter and the six month period ended June 30th.

The effective rates for both 2010 and 2009 reflect our estimate of our full-year tax rate at the end of the second quarter in each period. The increase in the tax rate is primarily attributable to reduction in pretax profits. In addition, the rate for the second quarter of 2010 included the benefit of $287 thousand of discrete items related to the adjustment of prior year’s tax provisions. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $2.2 million for the second quarter and $3.8 million for the first six months of 2010. EBITDA was $987 thousand or 31% lower in the second quarter and $4.8 million or 56% lower than in the first six months of 2009.

The makeup of our workforce as of June 30, 2010 was 323 people worldwide with 168 in sales, marketing and customer support, 101 in

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research and development and 54 in general and administrative. The average headcount for the second quarter of 2010 was 12 persons or 4% higher than the average headcount for the second quarter of 2009. The average headcount for the first six months of 2010 was 3 persons or 1% higher than the average headcount for the same period in 2009.

Our balance sheet continued to show strong cash and working capital balances throughout the second quarter of 2010. As of June 30, 2010, our net cash balance, which is defined as total cash less bank borrowings, was $76.0 million, a decrease of $127 thousand, or less than 1% from the $76.1 million at March 31, 2010 and an increase of $8.4 million, or 12%, from $67.6 million at December 31, 2009. As of June 30, 2010, our working capital balance was $83.7 million, a decrease of $2.6 million, or 3% from $86.3 million at March 31, 2010 and a decrease of $3.9 million, or 4%, from $87.6 million at December 31, 2009. We had no debt outstanding during the quarter.

Finally, our Days Sales Outstanding in accounts receivable decreased to 71 days as of June 30, 2010 from 83 days at March 31, 2010 and from 88 days at December 31, 2009.

Thank you for your attention. I would now like to turn the meeting back to Ken.

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Ken Hunt: Closing Remarks

As we described earlier in the call today, 2010 is turning out to be more challenging than we had anticipated. However, the fundamentals of our business are strong with an increased number of new accounts compared to 2009, a growing enterprise and application security business at 33% of revenues for Q2 and 30% of revenues for the first six months of 2010, increased RFP activity resulting in a growing number of volume purchase orders, and significant order intake for Q2.

Considering the data points that we have available at this time, I am modifying guidance for the rest of the year.

•	First, we expect that full-year 2010 revenue will grow from 5% to 10% over full-year 2009. This is a change from our previous guidance of 15% to 20% revenue growth.

•	Second, we are maintaining that full-year 2010 operating income is expected to be in a range between 5% to 10% of revenue.

This guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people, our newly announced DIGIPASS as a Service, and the infrastructure necessary for long-term profitability. It also reflects our continued evolution to a more software-centric company with a focus on recurring revenues.

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This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session: